Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors

China Green Agriculture, Inc.

We hereby consent to the incorporation by reference in the Registration Statement on Form S-8 (the “Registration Statement”) pertaining to the 2023 Equity Incentive Plan of China Green Agriculture, Inc. (the “Company”), dated as of August 15, 2023, of our report dated November 3, 2023 with respect to the consolidated financial statements included in its Annual Report on Form 10-K for the fiscal year ended June 30, 2023, filed with the Securities and Exchange Commission on November 3, 2023.

/s/ GAO CPA FIRM

Frisco, Texas

November 10, 2023